EXHIBIT 99.1

Avis Budget Group Announces Special Cash Dividend

PARSIPPANY, N.J., December 5, 2023 (GLOBE NEWSWIRE) - Avis Budget Group, Inc. (NASDAQ: CAR) (the “Company”) today announced the declaration by its Board of Directors of a special cash dividend of $10.00 per share of common stock.

The special cash dividend is payable on December 21, 2023 to stockholders of record as of the close of business on December 15, 2023.

In addition, the Company has purchased approximately 1.3 million shares of its common stock to date in the fourth quarter of 2023 for an aggregate purchase price of approximately $240 million. There is approximately $820 million remaining under its share repurchase program and the Company expects to continue retiring shares throughout the balance of 2023 and beyond (subject to market and other conditions).

ABOUT AVIS BUDGET GROUP

We are a leading global provider of mobility solutions, both through our Avis and Budget brands, which have more than 10,000 rental locations in approximately 180 countries around the world, and through our Zipcar brand, which is the world's leading car sharing network. We operate most of our car rental locations in North America, Europe and Australasia directly, and operate primarily through licensees in other parts of the world. We are headquartered in Parsippany, N.J. More information is available at avisbudgetgroup.com.

FORWARD-LOOKING STATEMENTS

Statements regarding the special cash dividend are “forward-looking statements” and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the planned payment of the special cash dividend and our expectations regarding our share repurchase program. Additional information concerning these and other important risks and uncertainties can be found in the Company's filings with the SEC, including under the captions “Forward-Looking Statements” and “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:	Media Relations Contact:
David Calabria, IR@avisbudget.com	James Tomlinson, ABGPress@edelman.com